Exhibit 23.2


                       Consent of Independent Accountants

We consent to incorporation by reference in the registration statement (No. 333-55218) on Form S-3 and the registration statement (No. 333-45560) on Form S-8 of Brek Energy Corporation (formerly First Ecom.com, Inc.) of our report dated February 28, 2000 relating to the consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1999 and the period from September 16, 1998 to December 31, 1998, which report appears in the December 31, 2001, annual report on Form 10-K of Brek Energy Corporation.

Yours faithfully

KPMG

Hong Kong
April 8, 2002